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                                 [VERDANTS LOGO]
                               VERDANT BRANDS(TM)
                     For a greener, healthier environment.



TO:       VERDANT BRANDS SHAREHOLDERS

FROM:     DEAN BACHELOR, CHAIRMAN & CEO

DATE:     DECEMBER 27, 2000

RE:       UPDATE

During the last several months, Verdant Brands has been carrying out and undergoing a restructuring and informal reorganization that began in June. Since we are upon the holiday season and the end of 2000, I want to update you on the Company's activities. A lot has happened at Verdant. And as shareholders, you should be aware of the changes within the Company. Although we have continued to provide press releases of the various actions the Company has taken, it is time to talk about the current status and future prospects of the Company.

First, it has never been the plan of the Company to go out of business, liquidate its assets, declare bankruptcy or close its doors. Verdant has been in business for more than 25 years and is fortunate to have been associated with a loyal and supportive group of shareholders. The past year has been difficult for all of the shareholders, as well as for the employees, suppliers and customers of Verdant. However, hard times often provide opportunities for learning, reassessment and resolve.

I was asked to assume the role of Chairman and CEO of Verdant in early June of this year, following the resignations of the previous management. At that time, our firm, Platinum Group, was asked by the Board of Directors to bring its expertise and experience to bear in addressing the financial crisis and other difficulties confronting the Company earlier this year. After conducting due diligence, we agreed to provide the leadership for Verdant. Therefore, we went to work. And here is what we found:

AN ACQUISITION STRATEGY CREATED A STRAIN. Throughout the last several years, Verdant acquired a number of companies, which enabled the Company to grow from $15 million to approximately $75 million in annual revenues. These acquisitions were funded, for the most part, through the issuance of the Company's public stock. Although these acquisitions were based on a realistic plan to fuel the expansion and growth of the Company, this level of growth created a strain on the organization that made it difficult to operate. Simply put, the Company grew too fast for the resources that were available.

COSTLY RESOURCES AND BLOATED INVENTORIES CAUSED CASH FLOW PROBLEMS. To facilitate the increasing growth of the Company, a number of new management team members and employees were added to the Company in 1999 to provide the necessary resources. Unfortunately, an aggressive sales and production forecast combined with a disappointing lawn and garden season contributed to excess inventory. Therefore, the additional expenditures for growth-oriented resources were not met by increased levels of revenue. As inventories swelled and reduced orders failed to convert the inventories to accounts receivable, the Company's cash dried up. All of this happened very quickly, presenting the Company with a significant cash flow problem it had not anticipated.

THE COMPANY DEFAULTED. In May, the Company's senior secured lender conducted a collateral audit that showed a significant shortage of availability on its revolving line of credit. On June 5, 2000, the Company's


           Verdant Brands, Inc. * 9555 James Avenue South, Suite 2000 *
                           Bloomington, MN 55431-2543
                      (612) 703-3300 * Fax: (612) 887-1300

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management received a letter from this lender announcing that the Company had defaulted on its loan covenants. Through a series of discussions with its senior secured lender, it became apparent that the Company's borrowing base used as collateral for its credit facility was not sufficient to provide the working capital needed to meet the Company's financial obligations. Verdant was in serious trouble. And something needed to be done very quickly to stem the cash crisis and the possible foreclosure by the senior secured lender.

PLATINUM GROUP ASSUMED MANAGEMENT OF VERDANT. The Company's Board of Directors asked Platinum Group to assume the management of Verdant. A Twin Cities based turnaround management firm; Platinum has provided leadership during the last twenty years for dozens of companies that have found themselves in trouble. Platinum Group has managed companies in bankruptcy court and has successfully developed many plans of reorganization. Platinum is not a liquidating group and does not believe that the bankruptcy court is a good venue for operating companies. We prefer to manage troubled situations long enough (often for years) to create significant value. Platinum Group's partners are senior operations managers with more than 250 collective years of day-to-day operations experience. Platinum's normal approach is to find the value within each client it serves, then focus the operation around that value. As that value is enhanced, profitability and a successful future become possible. The trick is finding the value in the middle of financial hardship. Sometimes it is not easy. But if we look hard enough, it usually becomes evident. Platinum is not interested in quick fixes, nor financial arbitrage, but in finding value and focusing all of the Company's constituents and stakeholders on that value with solid, proven, day-to-day operating practices. If you would like additional information on Platinum, please call our office at (952) 829-5700 and ask for an informational packet, which will give you a good feel for the kinds of assignments which have tended to keep us pretty busy during the last 20 years.

THE WORK BEGINS. When we first arrived at Verdant, we conducted an exhaustive review of the Company's business activities. Frankly, because of the amount of debt on the Company's books, we were uncertain about the Company's ability to survive. The results of that review convinced us that there is continuing significant value, but immediate corrective action was needed to dig the Company out of its hole. And before we could even begin to ask the creditors to consider a proposal, we had to take decisive action in an attempt to restructure and reinvent the Company - to assure ourselves that Verdant had, in fact, the real possibility of staying out of foreclosure and eventually becoming a viable operation. These actions included:

o NEGOTIATING A STANDSTILL AGREEMENT WITH THE SENIOR SECURED LENDER. In June, the senior secured lender entered into a Standstill Agreement (rather than foreclosing) and agreed to provide interim funding to the Company so that a financial restructuring plan could be formulated and implemented. The interim funding agreement has funded purchases of products needed by the Company to fulfill orders for shipments to customers and for the funding of day-to-day operations. This Standstill Agreement has been contingent upon our meeting a 13-week rolling projection; a projection that has been met and exceeded since June.

o ASKING THE UNSECURED TRADE CREDITORS TO BE PATIENT. All unsecured trade creditors were asked to exercise patience regarding all amounts owed to them since May 31, 2000 as we put together a plan for paying them what they are owed. Their patience and willingness to cooperate have been critical to the Company's ability to continue operating during this crisis.

o SLASHING OPERATING COSTS. As we replaced the former management team and reduced the workforce to match the reduced revenue stream, we have been able to reduce the Company's annual operating costs by more than $2 million (net after Platinum fees).

o COMPLETING THE SALE OF CERTAIN BUSINESS UNITS. In response to the Company's financial crisis, the previous management had already introduced several investment banking firms to the Company's Board of Directors in May. The Board chose to retain Agri-Capital to sell the Company's agricultural distribution business unit and Goldsmith-Agio-Helms to sell its retail business. The Company had grown to become a $75 million


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     enterprise, so it was not easy to make the decision to sell parts of the
     Company. However, to prevent a foreclosure, a plan was put in place to divest the Company of its under-performing businesses, pay down debt and reposition the Company to focus on one viable operation, rather than a collection of six different entities with six separate accounting systems. During the last several months, the Company has completed the sale of the following product lines and business units:

     1.) VALLEY GREEN CENTER. This small commercial landscape distribution and supply company has been sold to Chuck Dooley, the General Manager and former owner of the business. We thank Chuck for his patience and perseverance during a difficult time. He is ideally positioned to serve the customers of this business.

     2.) PACOAST, INC. The Company has sold Pacoast, the Company's chemical distribution business in California to Western Farm Services and Mid Valley. The sale of Pacoast was recently consummated in three separate transactions for its five locations. We thank Dennis Husman, Pacoast's President for continuing to focus on his customers' requirements and needs throughout the entire year.

     3.) VERDANT BRANDS/RINGER/SAFER BRANDS. This was a tough one. The products involved in this sale provided the largest business unit of the Company and was seen by many as the future of the Company. Unfortunately, it also represented the Company's largest cash flow drain and largest losses. In addition, the Company's very large life-threatening debt simply could not be reduced enough with the sales of the other divisions. At the urging of the Company's senior secured lender, we reluctantly determined that the sale of certain of the Company's retail lawn & garden product lines to Woodstream Corporation would provide the best "home" for these products. This transaction actually involved a foreclosure and sale by the senior secured lender, whereby it foreclosed on its security in the assets of this business, sold the assets to Woodstream and applied the sales proceeds to the reduction of the secured debt. Customers we have talked to are pleased with our choice. Woodstream knows this business, has an excellent reputation as a customer-focused supplier and brings a lot of horsepower and experience, which will ensure the continuation, and expansion of these products. Thanks to Scott Glatstein, the Company's Sales Manager as well as Fritz Richards and Stephanie Vitt of Goldsmith-Agio-Helms for their efforts in assisting us in this transition - we couldn't have done it without them.

Although the rapidly changing markets coupled with the decline of the Nasdaq and increasing downturn of the economy, this year didn't help our selling efforts, we negotiated these asset sales in a way which allowed us to pay down the senior lender rapidly.

A COLLECTIVE SIGH OF RELIEF. To date, we have been able to prevent the foreclosure we discussed earlier by reducing the debt we owed to the Company's senior secured lender from approximately $30 million to $5 million during the last six months. This was no small task, and all of the employees who hung in there with us this year while we tightened our belts and buckled down to do the hard work required to make this happen deserve our thanks. It involved reducing inventory, collecting accounts receivables, assisting buyers with due diligence and exhibiting generous amounts of flexibility - over and over again. As shareholders, you can be proud of these people and their efforts to save your company. There is an old saying, "when the going gets tough, the tough get going" that comes to mind. We have sighed that collective sigh of relief, but only for a few moments (the champagne bottle remains corked).

A PIVOTAL POINT. Here is the tricky part. The unsecured trade creditors, who are owed approximately $20 million, have been waiting patiently. Fortunately, we have 650 vendors and suppliers who have been willing to


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work with us during this very challenging time. This has not been easy. And it hasn't been any fun for them. They are owed a lot of money and deserve to be paid. That's the deal. They sell products and services to the Company and expect to be paid. That's the way it works. However, the Company ran out of money to pay its bills and we were forced to ask for their patience. Those suppliers whose products and services we continued to use placed us on COD, so we could continue to operate the Company, keep the doors open and formulate a plan to pay them.

A PLAN FOR THE FUTURE. For us to continue operating the Company, we needed a plan for the future. A new vision. What is the future and vision for the Company? Although it isn't a simple task to think about the future when you are scrambling day-to-day to stay alive, after considering a number of alternative plans, we settled on a plan that includes the following:

o SECURE NEW FINANCING. The company's senior secured lender has informed us that they would prefer to have the Company secure a new credit facility from another lender. We are seeking a new lender. But this takes time. And they simply want out.

o FOCUS ON CONSEP, THE ENVIRONMENTALLY FRIENDLY INSECT CONTROL BUSINESS. Consep is a wholly-owned subsidiary of Verdant Brand's acquired in 1998. Consep develops, manufactures, markets and sells environmentally friendly and EPA approved insect control products for the commercial, agricultural, industrial and retail markets. These products are used in the agricultural sector for high-end crops such as tomatoes, peaches, pears, apples and grapes, as well as the industrial/commercial sector for insect control in warehouses, grocery stores, restaurants and other commercial environments where food can be damaged by insects. They are also used in homes to protect against moths in closets and other insects in the home environment.

     Consep's products employ proprietary controlled-release technologies to enhance the performance, effectiveness and duration of biorational insect control products by protecting them from natural degradation and controlling their release over planned periods of time. These biorational pest control products use naturally occurring agents such as pheromones, are non-toxic to humans and animals, leave no harmful residues, do not contaminate soil or groundwater and do not harm beneficial insects. The traditional approach utilizes chemicals, posing health hazards. Consep has been a leader for many years in this EPA approved, environmentally friendly process which has garnered significant attention. The federal government is forcing the reduction, and eventual shutting down of the use of some traditional chemicals (you may have seen front page news articles about Diazinon and Durisban. As more of this occurs and the "green" philosophy has grown, so has Consep's approach to insect and pest control.

     Five billion dollars are spent annually on insect and pest control. Consep has the second largest market share of any company using the environmentally friendly approach for insect and pest control. Consep is positioned to capture a significant portion of the worldwide market for its products. Domestically, the Company's technical salespeople work with regional and national distributors of agricultural products. Consep is also represented on numerous USDA, CALEPA and industry pest management alliances. Internationally, the Company is positioned in Canada, Mexico, Europe, South Africa, Guatemala, Argentina and Chile through its own operating subsidiaries or partnerships with multi-national distributors in the areas.

     The market is large and untapped. The margins look good. The trend is toward bio friendly technologies which pose no health hazards. We like this business. The technology Consep utilizes provides us with intellectual assets that are proprietary. There is significant potential. The former management saw this potential. We agree and would like to exploit this by continuing to build Consep.


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o    GROW THE COMPANY BY BUILDING ON STRATEGIC ALLIANCES WITH SIGNIFICANT
     PARTNERS. Consep has several important relationships it is cultivating, including:

     o CALIFORNIA TECHNICAL INSTITUTE (CAL TECH) has granted Consep an exclusive international license for the use of its technology in pheromones.

     o MATERIA, a Pasadena, California based R&D group which has its roots at Cal Tech, has proposed to Consep that it apply it's Matesisis Catalytic Technology to the production of pheromones, which will reduce our costs of goods, enabling Consep to compete at new levels.

     o DOW AGRI SCIENCES, a division of Dow Chemical, is reviewing a proposed agreement with Consep to provide international distribution of Consep's pheromones for insect control. Dow currently markets $100 million its own insect control products throughout the world, and sees the need for additional products to add to its existing distribution channels world-wide.

     o CHEMICA is a leader in the development of novel synthesis roots. Chemica has recently secured a significant research grant from the FDA to apply its technology in addressing the Aids virus. We are discussing ways for Chemica to work with us to produce a new pheromone production method for the peach twig borer.

     o WOODSTREAM has entered into a supply agreement with Consep to purchase pheromones for certain of the retail products acquired from Verdant.

o REPAY THE CREDITORS. Unfortunately, the total debt load of the Company, at approximately $25 million (down from $50 million in May) makes it impossible to pay creditors in full at this time. In fact, the only way for us to eventually pay them is to encourage them to convert the most of their debt into equity in the Company, becoming shareholders with the rest of us, and muster more patience as we attempt to build the Company in the future. We have proposed to the creditors the following debt restructuring plan that reflects the "real world" situation at Verdant as a way for them to eventually receive a return on their investment:

     1. Creditors owed less than five hundred dollars as of October 31, 2000 will be paid 100%. If a creditor is owed between $500 and $5,000, they can choose to discount their receivable down to $500.

     2. All creditors owed more than $500 will receive a cash payment of 10% of their outstanding receivable balance over a three-year period (if they do not choose to discount their receivable to $500). Providing we are able to obtain approval from the SEC regarding the registration and issuance of additional preferred and common shares, it is our intent to have the remaining 90% of their receivables converted into equity in Verdant (half-common and half-preferred shares).

     3. The preferred stock will have an annual dividend of 8%, which will accrue and be paid, based on the availability of the Company's cash flow. The preferred shares are not convertible into common shares and we do not anticipate any dividend payments being made during 2001, and possibly for a longer period of time. It is our intent to pay the 8% interest if and when there is a transaction, such as a sale, at sometime in the future.

     4. The common stock in Verdant will be issued at one (1) common share of Verdant for every Three Dollars ($3) of unsecured debt. If all creditors accept the above-proposed plan, the unsecured creditor group will collectively own approximately twenty-seven percent (27%) of the common shares of Verdant Brands, Inc. When the creditors convert debt to equity, our plan is to issue additional common shares, providing $10 million shares outstanding. If the shares trade at approximately $.50/share, the Company will reach the threshold of a $5 million market cap. Having this strengthened balance sheet and market capitalization of $5 million is crucial to accomplishing this goal and providing a realistic way for those creditors and all shareholders to potentially receive a return on their investment.


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The ultimate success of this restructuring effort to place the Company on more certain footings, and the opportunity to provide a way for the Company to move forward, will largely depend on the decision of the senior secured lender to continue working with us and the unsecured creditors regarding this debt-restructuring plan. It is simply our intent to find a meaningful way to pay the creditors what they are owed and ultimately provide all shareholders, including those creditors who are willing to covert to equity, with long-term value.

EARLY INDICATIONS ARE POSITIVE. As of the writing of this letter, approximately 47% of the creditors have voted "FOR" the plan, with only a handful voting "AGAINST" the plan, which provides a strong indication that the majority of the creditors will cooperate with us and allow us to put the plan in place. If the current trend continues, we will be successful in our attempt to move millions of dollars into equity. To date, creditors representing $6.9 million have agreed to cooperate with our plan.

REALIZE THE COMPANY'S CURRENT FINANCIAL CONDITION DOESN'T PROVIDE COMFORT FOR CREDITORS. The Company's September 30, 2000 balance sheet as reported on the company's unaudited 10-Q and the Company's unaudited estimated balance sheet as of November 30, 2000 reflects the following:

                                            (ACTUAL)                ESTIMATED
Current Assets:  (000)                      9/30/00                 11/30/00
                                           ----------              ----------
     Cash                                  $     249                $     80
     Accounts Receivable                   $   7,225                $  2,800
     Inventory                             $  11,330                $  3,800
     Prepaid                               $   1,292                       0
                                           ----------              ----------
Total Current Assets                       $  20,096                $  6,680

P&E                                        $   4,532                $  1,918
Intangibles                                    1,174                $    550
                                           ----------              ----------
         TOTAL ASSETS                      $  25,802                $  9,148

Current Liabilities:
     Senior Secured Lender                 $  18,030                $  5,000
     Accounts Payable                      $  17,274                $ 17,389
     Accrued Expenses                      $   3,962                $  3,970
     Other Debt                            $   4,059                $  3,403
                                           ----------              ----------
         TOTAL  LIABILITIES                $  43,325                $ 29,762
                                           ----------              ----------
TOTAL STOCKHOLDER'S EQUITY:               ($  17,523)              ($ 20,614)

In the event you would like to review Verdant's financials in greater detail, we encourage you to log onto the Internet at WWW.SEC.gov and search the Edgar database for Verdant Brands files. The Company's web page address is www.verdantbrands.com, where you will also find press releases available. And representatives of Verdant will be available to answer any questions you may have.

UTILIZE THIS INFORMAL PLAN OF REORGANIZATION, RATHER THAN SEEKING PROTECTION IN BANKRUPTCY COURT. If the senior secured lender or unsecured creditors won't cooperate, another alternative is for Verdant to seek protection from the creditors under the Federal Bankruptcy Code by declaring bankruptcy. However, this would only cost substantially more time, as well as additional legal and court fees, which would ultimately cost both the creditors and shareholders. In fact, if Verdant Brands is forced into Bankruptcy, the liquidation value of the remaining assets is such that, in our opinion, the senior secured lender and unsecured creditors would receive


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less than our plan provides. And the shareholders would receive nothing. We could be in bankruptcy court any day. It is our hope that is not necessary.

REGAIN NASDAQ LISTING. This plan calls for the trade creditors to convert a large portion of what is owed them into preferred and common stock in the Company. This will enable the Company to have a strengthened balance sheet. Although Verdant has been recently delisted on Nasdaq, the Company's shares are still traded on the bulletin board and there are still market makers for the shares. However, it is our intent to create a plan, which will ultimately allow the Company to regain its Nasdaq listing, which requires a market capitalization of $5 million.

The reason this makes sense for the current shareholders is that the Company's balance sheet will be strengthened enough to enable the Company to stay in business and hopefully build value in the future. With a current significant negative net worth at Verdant Brands, it is necessary to fulfill this plan in order to pay the creditors and provide a future for all of the shareholders.

These are difficult times for the Company. And there is still a lot of work to be done. But in order for us to have a future, we need to be about the task at hand. There are obviously a number of "ifs": If the senior secured lender continues to work with us until we find new financing. If the creditors work with us. If we are able to complete our plan without an involuntary bankruptcy filing. If Dow's distribution alliance happens. If Materia can actually reduce our production costs. Then we may have a future. The Company can grow and prosper. And your shares may appreciate in value. If we are successful in facilitating this informal plan of reorganization with the creditors, we will announce this in another communication to all shareholders. Having worked on more than three dozen of these kinds of creditor workouts in the past, I can tell you that it normally takes several months to complete. Therefore, we expect to know a lot more at the end of the first quarter, 2001.

I have had a number of shareholders call and ask, "Should I hang onto the shares, or sell?" I can't answer that question. However, I will tell you what I have told those who have called: Sometimes it takes a while to restore value in companies that have been through difficult times. And not always, but sometimes, it is worth the wait.

I wish you the very best during this holiday season and throughout 2001.

Respectfully yours,



Dean Bachelor
Chairman, CEO


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